EXHIBIT 5.1

                             LAW OFFICE OF
                           REED & REED, P.C.
                           Attorneys At Law
                      1919 14th Street, Suite 330
                       Boulder, Colorado  80302

Telephone  (303) 413-0691                              E-Mail
Fax  (303) 413-0645                                    ReedsLaw@aol.com
                                                       ----------------

SCOTT M. REED
LESLIE M. REED

                              March 9, 1999


Starnet Communications International Inc.
425 Carrall Street, Mezzanine Level
Vancouver, British Columbia
Canada  V6B 6E3


Gentlemen:


     In connection with the Registration Statement on Form S-8 being filed by Starnet Communications International Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 4,000,000 shares of the Company's Common Stock, to be offered under the Company's 1999 Stock Option Plan (the "Plan"), we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. All necessary corporate action has been taken to authorize the establishment of the Plan and the issuance of 4,000,000 shares of the Company's Common Stock under the Plan.

3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.


     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.


                         Very truly yours,

                              /s/Law Office of Reed & Reed, P.C.
                              Law Office of Reed & Reed, P.C.